                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 25th day of October 2001, by and among IDMEDICAL.COM, INC., a Colorado corporation ("IDMD"), TOOLTRUST CORPORATION, a Nevada corporation ("ToolTrust") and the shareholders of ToolTrust identified on the signature page hereto ("ToolTrust Shareholders").

                                    RECITALS

         WHEREAS, ToolTrust Shareholders own 100% of the issued and outstanding common stock of ToolTrust (20,000,000 shares); and

         WHEREAS, IDMD desires to acquire all of the issued and outstanding common stock of ToolTrust owned by ToolTrust Shareholders, and ToolTrust Shareholders desire to exchange all of their shares of common stock in ToolTrust for an aggregate of 20,000,000 shares of restricted common stock of IDMD.

         WHEREAS, as a result of the above-referenced transactions, IDMD will own 100% of the outstanding stock of ToolTrust, ToolTrust will be a wholly-owned subsidiary of IDMD, and the former ToolTrust shareholders will own approximately 66% of the outstanding common stock of IDMD.

         WHEREAS, at Closing, as defined herein, ClearDialog Communications, Inc. ("ClearDialog") and LocalToolbox Corporation ("LocalToolbox") will become wholly owned subsidiaries of ToolTrust.

         WHEREAS, Upon execution of this Agreement, IDMD will form a new subsidiary in the State of Nevada to operate the online medical records business named "IDMedical, Inc."

         WHEREAS, following Closing, IDMD will hold a shareholders meeting to change its name to "ToolTrust Holding Corp." or similar.

         WHEREAS, as a result of the above-referenced transactions, the publicly-traded corporation shall be named ToolTrust Holding Corp. (or similar), the new IDMD subsidiary and ToolTrust shall be first level subsidiaries and ClearDialog and LocalToolbox shall be subsidiaries of ToolTrust.

         WHEREAS, the parties desire that upon execution of this Agreement, Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil A. Cox shall resign as officers and/or directors of IDMD and the officers and directors of ToolTrust shall begin management of IDMD.

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, IDMD, ToolTrust and ToolTrust Shareholders agree as follows:

1. THE ACQUISITION.

         1.1 Acquisition. At the Closing (as defined in section 4, below), IDMD shall acquire from ToolTrust Shareholders and ToolTrust Shareholders shall sell, transfer, assign and convey to IDMD 100% of all the issued and outstanding shares of common stock of ToolTrust (the "ToolTrust Shares"), in exchange for 20,000,000 shares of IDMD's common stock (the "IDMD Shares"). The IDMD Shares issued to ToolTrust Shareholders shall have the rights, restrictions and privileges set forth in IDMD's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, ToolTrust shall become a wholly-owned subsidiary of IDMD.

         1.2 TAXES. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of IDMD Shares for the ToolTrust Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

2. CHANGE IN CONTROL OF IDMD AND UNWIND PROVISION

         2.1 Change in Control of IDMD.

         (a) By execution of this Agreement, Richard J. Schaller, Sr. hereby resigns as an officer and director of IDMD, Neil A. Cox resigns as an officer and director of IDMD, Richard J. Schaller, Jr. resigns as a director of IDMD and the persons identified below are hereby appointed to serve as the officers and directors of IDMD until their successors are duly elected at the next meeting of shareholders:

                  Name                                        Position with IDMD
                  ----                                        ------------------

                  Robert P. Gordon............................Chairman and Director, CEO and Treasurer
                  James Robbins...............................President, Secretary and Director
                  Joseph R. King..............................Director
                  Garrett Girvan..............................Director
                  Bob Evans...................................Director

         (b) Concurrently herewith, Messrs. Gordon and Robbins (the "ToolTrust Management Team"), and directors King, Girvan and Evans shall execute resignations as officers and/or directors of IDMD, such resignations to become effective only in the event Closing (as defined in section 4) does not occur.

         (c) Following Closing, IDMD's board of directors shall call and hold a meeting of shareholders of IDMD to amend the Articles of Incorporation to enlarge the number of members of IDMD's board of directors from five (5) to eight (8) persons. Subject to their individual acceptances, Bonnie Andrikopoulos, John P. Kelly and Craig F. Stout shall be nominated to fill the resulting vacancies on the board of directors.

         2.2 Unwind Provision. The parties contemplate that IDMD will file a current report on Form 8-K within 15 days following execution of this Agreement to report the change of control as described in section 2.1 (the "Form 8-K"). In the event that Closing (as defined in section 4) does not occur for any of the following reasons:

                  (a) ToolTrust fails to complete the audit report contemplated by section 8.1 within 75 days following execution of this Agreement;

                  (b) ToolTrust fails to acquire ClearDialog Communications, Inc. and LocalToolbox Corporation within 75 days following execution of this Agreement; or

                  (c) ToolTrust does not have $100,000 available to pay accrued liabilities of the online medical records business within 75 days following execution of this Agreement;

                  and the parties do not otherwise agree to a modification of terms or extension of time periods contained in this section 2.2, then upon receipt by ToolTrust of written notice of unwind from Neil Cox, Richard J. Schaller, Sr. and Richard J. Schaller, Jr. (in accordance with the provisions of section 12.3):

                           (i) The resignations of the ToolTrust Management Team contemplated in section 2.1(b) shall become immediately effective;

                           (ii) the original officers and directors of IDMD shall immediately resume their positions as officers and directors of IDMD; and

                           (iii) this Agreement shall be deemed null, void and of no force and effect.

         2.3 Carry on in Ordinary Course of Business Prior to Closing. The ToolTrust Management Team shall carry on the operations of the online medical records business substantially in the same manner as heretofore conducted, and shall not (i) institute any unusual or novel methods of lease, management, accounting or operation; or (ii) make any material changes in the character of the online medical records business. In the event this Agreement is unwound pursuant to section 2.2, above, ToolTrust shall assume any liabilities incurred by IDMD under the direction of the ToolTrust Management Team following execution of the Agreement and prior to Closing.

         2.4 Transfers of Shares. IDMD shall use commercially reasonable efforts to facilitate requests by Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil A. Cox to sell or transfer shares of restricted stock in accordance with applicable securities laws.

         2.5 Issuance of IDMD Common Stock. Prior to Closing, the ToolTrust Management Team shall issue IDMD common stock only:

         (a) Upon exercise of outstanding convertible securities;

         (b) in accordance with the IDMedical.com, Inc. 1999 Stock Option Plan; and

         (c) pursuant to a private placement approved by the Board of Directors.

         2.6 Indemnification of IDMD Officers and Directors. IDMD shall indemnify Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil A. Cox against any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of IDMD, to the fullest extent permitted by IDMD's Articles of Incorporation and the Colorado Business Corporation Act.

3. ONLINE MEDICAL RECORDS BUSINESS

         3.1 Consultants to Online Medical Records Business. Upon execution of this Agreement, the ToolTrust Management Team shall form a subsidiary to operate the online medical records business currently conducted by IDMD. Upon execution of this Agreement, Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil
A. Cox shall be retained as consultants to the new subsidiary, pursuant to the terms contained in the consulting agreements attached as EXHIBITS A, B AND C.

         3.2 Accrued Liabilities of Online Medical Records Business.

                  (a) At Closing, ToolTrust shall pay to IDMedical, Inc., the Nevada corporation, $100,000 to be used to pay accrued liabilities of the online medical records business as designated in EXHIBIT D, attached hereto. Such accrued liabilities shall be paid by IDMedical, Inc., the Nevada corporation, to the payees designated in EXHIBIT D at Closing.

                  (b) Should IDMD receive proceeds from the exercise of outstanding warrants to purchase IDMD common stock by IDMD warrant holders prior to Closing, one-third of such proceeds, up to $100,000, shall immediately be used to pay the accrued liabilities designated in EXHIBIT D.

                  (c) At Closing, ToolTrust shall pay to IDMedical, Inc., the Nevada corporation, up to $35,000 per month to pay other accrued liabilities of the online medical records business as designated in EXHIBIT H, attached hereto. Such accrued liabilities shall be paid by IDMedical, Inc., the Nevada corporation, to the payees designated in EXHIBIT H at Closing.

                  (d) Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil A. Cox hereby forever waive any claim for payment of accrued salaries through Closing that may otherwise be payable by IDMD to each or any of them. In consideration of the foregoing waivers, warrants to purchase shares of IDMD restricted common stock shall be issued at Closing as follows:

                  Name                                      Warrants
                  ----                                      --------

                  Richard J. Schaller, Sr.                  166,667 @ $0.50 per share
                                                            166,667 @ $1.00 per share
                                                            166,667 @ $2.00 per share

                  Richard J. Schaller, Jr.                  166,667 @ $0.50 per share
                                                            166,667 @ $1.00 per share
                                                            166,667 @ $2.00 per share

                  Neil A. Cox                               166,667 @ $0.50 per share
                                                            166,667 @ $1.00 per share
                                                            166,667 @ $2.00 per share

                  The warrants issued pursuant to this section 3.2(d) shall be fully vested and exercisable upon Closing for a period of two years.
The warrants will contain the standard anti-dilution provisions contained in other IDMD warrants.

         3.3 Name of New Subsidiary. The name of the online medical records business subsidiary shall be "IDMedical, Inc." and shall be incorporated in the State of Nevada.

         3.4 Name of Public Corporation. Following Closing, IDMD's board of directors shall call and hold a meeting of shareholders of IDMD to change the name of IDMedical.com, Inc. to "ToolTrust Holding Corp." or a name similar thereto.

4. CLOSING. A "Closing" shall take place at the offices of Futro & Trauernicht LLC, 1401 17th Street, 11th Floor, Denver, Colorado 80202, on the first business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date and/or time as the parties may mutually determine.

         4.1 Conditions Precedent to Closing. The following are conditions precedent to the Closing:

                  (a) ToolTrust's completion of the audit report contemplated by section 8.1;

                  (b) the closing of ToolTrust's acquisition of ClearDialog Communications, Inc. and LocalToolbox Corporation;

                  (c) the availability of $100,000 for use by IDMedical, Inc., the Nevada corporation, to pay accrued liabilities of the online medical records business; and

                  (d) the availability of funds for use by IDMD to pay accrued liabilities of the online medical records business as designated in Exhibit H.

         4.2 Delivery of Documents Prior to Closing. ToolTrust shall deliver copies of the following documents to Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil Cox at least 15 days prior to Closing:

         (a) ToolTrust's corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended), contracts (including documents related to ToolTrust's acquisition of ClearDialog and LocalToolbox), licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested.

         4.3 Delivery of Documents at Closing. At the closing:

         (a) the ToolTrust Shareholders shall deliver to IDMD certificates, duly endorsed or accompanied by stock powers duly executed in blank, evidencing 100% of the ToolTrust Shares owned by ToolTrust Shareholders.

         (b) IDMD shall issue to the ToolTrust Shareholders, and deliver certificates evidencing, the IDMD Shares;

         (c) the ToolTrust Shareholders shall execute this Agreement; and

         (d) the parties shall execute and deliver such other instruments and documents, if any, as may be required to effect the transactions contemplated herein.

5. ASSUMPTION OF OPTIONS

         5.1 Upon Closing, all outstanding options to purchase ToolTrust common stock, as designated in section 6.2, below, shall be assumed by IDMD. Such ToolTrust options, when exercised, shall be converted into the same number of shares of IDMD common stock at the same exercise price.

6. REPRESENTATIONS OF TOOLTRUST SHAREHOLDERS AND TOOLTRUST. ToolTrust Shareholders and ToolTrust hereby represent and warrant that effective this date, the representations and warranties listed below are true and correct:

         6.1 Organization. ToolTrust is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and use its properties and conduct its business as presently conducted by it. ToolTrust shall furnish IDMD with copies of the Articles of Incorporation and the Bylaws of ToolTrust, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         6.2 Capitalization. The authorized stock of ToolTrust consists of (a) 100,000,000 shares of common stock, and (b) 10,000,000 shares of preferred stock. Immediately prior to the Closing, 20,000,000 shares of common stock will be issued and outstanding, and no shares of preferred stock will have been issued. ToolTrust has granted to employees and consultants options to purchase an aggregate of: (i) 2,000,000 shares of ToolTrust common stock at $0.50 per share; (ii) 2,000,000 shares of ToolTrust common stock at $1.00 per share; and
(iii) 2,000,000 shares of ToolTrust common stock at $2.00 per share. All shares issued and outstanding are duly and validly authorized and issued and are fully paid and nonassessable. ToolTrust does not have outstanding any other security convertible into, or any warrant, option or other right to subscribe for or acquire any equity interest in ToolTrust.

         6.3 Authority. ToolTrust has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by ToolTrust and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of ToolTrust or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which ToolTrust is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of ToolTrust, considered as a whole. ToolTrust has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of ToolTrust and ToolTrust Shareholders enforceable against them in accordance with its terms.

         6.4 ToolTrust Shareholders. ToolTrust Shareholders are the owners of 100% of the issued and outstanding common stock of ToolTrust; such ToolTrust Shares are free and clear from any security interests, claims, liens, or other encumbrances; and ToolTrust Shareholders has the unqualified right to transfer and dispose of its ToolTrust Shares.

         6.5 Due Diligence. ToolTrust shall furnish to IDMD copies of all documents requested by IDMD, as specified in section 4.2(a). No due diligence investigations undertaken by IDMD shall in any event relieve ToolTrust or ToolTrust Shareholders of their responsibilities for the accuracy and completeness of any representation or warranty of ToolTrust or of ToolTrust Shareholders contained herein or the performance of any covenant or agreement of ToolTrust or of ToolTrust Shareholders contained herein.

         6.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by ToolTrust and ToolTrust Shareholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

         6.7 Undisclosed Liabilities. ToolTrust has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed on the audited financial statements to be provided and those incurred in or as a result of the ordinary course of business of ToolTrust subsequent to the date of the financial statements.

         6.8 Assets. The assets of ToolTrust as set forth in the audited financial statements have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in the financial statements.

         6.9 Litigation. ToolTrust is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of ToolTrust and ToolTrust Shareholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against ToolTrust, its ToolTrust Shareholders or properties.

         6.10 Applicable Laws. ToolTrust has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         6.11 Taxes. ToolTrust has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and ToolTrust, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

         6.12 Breach of Contracts. ToolTrust has not breached, nor is there any pending or threatened claims or any legal basis for a claim that ToolTrust has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which ToolTrust is subject.

         6.13 ToolTrust Disclosure. At the date of this Agreement, ToolTrust has disclosed all events, conditions and facts materially affecting the business and prospects of ToolTrust. ToolTrust has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of ToolTrust.

         6.14 Shareholder Disclosure. ToolTrust Shareholders hereby represent that the materials prepared and delivered by IDMD to ToolTrust Shareholders will have been read and understood by ToolTrust Shareholders, that each is familiar with the business of IDMD, that each is acquiring the IDMD Shares under Section 4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except in reliance upon an exemption under the Act.

         6.15 ToolTrust hereby covenants that it and the ToolTrust Management Team will not change, modify, or amend the terms and provisions of this Agreement through the final Closing hereunder, except as may be agreed upon by all parties hereto. In the event of a breach of this covenant, Richard J. Schaller, Sr., Richard J. Schaller, Jr. and Neil A. Cox may seek to unwind the Agreement pursuant to the provisions contained in section 2.2.

7. REPRESENTATIONS OF IDMD. IDMD hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

         7.1 Organization. IDMD is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full power and authority to own and use its properties and conduct its business as presently conducted by it. IDMD is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. IDMD has made available to ToolTrust Shareholders copies of the Articles of Incorporation and the Bylaws of IDMD, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         7.2 Capitalization. The authorized stock of IDMD consists of (a) 100,000,000 shares of common stock, par value $0.001 per share and (b) 1,000 shares of preferred stock, par value $0.001 per share. Immediately prior to the Closing, there will be 10,281,500 shares of common stock outstanding and no shares of preferred stock issued and outstanding, prior to the issuance of the 20,000,000 IDMD Shares to be delivered at Closing pursuant to this Agreement. At the time of their issuance and delivery pursuant to this Agreement, all IDMD Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. Except as disclosed in EXHIBIT E, attached hereto, IDMD does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any shares of stock of IDMD; nor is IDMD under any obligation, whether written or oral, to issue any of its securities.

         7.3 Authority. IDMD has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by IDMD and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of IDMD or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which IDMD is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of IDMD, considered as a whole. IDMD has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of IDMD enforceable against it in accordance with its terms.

         7.4 Due Diligence. IDMD has furnished to ToolTrust Shareholders copies of all documents requested by ToolTrust Shareholders. No due diligence investigations undertaken by ToolTrust Shareholders shall in any event relieve IDMD or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of IDMD contained herein or the performance of any covenant or agreement of IDMD contained herein.

         7.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by IDMD of its obligations under this Agreement and its performance of the transactions contemplated hereby.

         7.6 Litigation. IDMD is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of IDMD, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against IDMD, its ToolTrust Shareholders or properties.

         7.7 Applicable Laws. IDMD has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         7.8 Breach of Contracts. Except as disclosed in EXHIBIT F, attached hereto, IDMD has not breached, nor is there any pending or threatened claims or any legal basis for a claim that IDMD has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which IDMD is subject.

         7.9 Taxes. IDMD has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and IDMD, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. IDMD will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

         7.10 IDMD Disclosure. At the date of this Agreement, IDMD has disclosed all events, conditions and facts materially affecting the business and prospects of IDMD. IDMD has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of IDMD.

         7.11 Undisclosed Liabilities. Except as disclosed in its periodic reports filed with the U.S. Securities & Exchange Commission (the "SEC") and EXHIBIT G, attached hereto, IDMD has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

         7.12 SEC Reporting. IDMD is current in its requirements to file periodic reports with the SEC. IDMD will use its best efforts to remain current in its periodic reports required to be filed with the SEC.

8. AUDIT.

         8.1 Audit of ToolTrust Financial Statements. ToolTrust shall obtain and deliver to IDMD an audit of ToolTrust, ClearDialog Communications, Inc. and LocalToolbox Corporation financial statements and any other financial statements which may be required by Regulations S-X or S-B for purposes of complying with the Securities Act of 1933 and the Securities Exchange Act of 1934. IDMD shall assist ToolTrust and its auditors as reasonably requested.

9. MUTUAL COVENANTS OF THE PARTIES. IDMD, ToolTrust and ToolTrust Shareholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

10. RESTRICTIONS ON TRANSFER OF SHARES. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

11. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. MISCELLANEOUS.

         12.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         12.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         12.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be effective when hand-delivered or upon delivery if sent by commercial courier service such as Federal Express or Airborne or on the day of delivery or first attempted delivery if sent by first class, postage prepaid, certified United States mail, return receipt requested (whether or not the return receipt is subsequently received), and addressed by the sender to the addresses set forth on the signature page hereof.

         12.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.5 Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         12.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

         12.7 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         12.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

         12.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of its respective counsel.

         12.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         12.11 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

IDMEDICAL.COM, INC., a Colorado corporation

/s/ Richard J. Schaller                                     Address:
---------------------------------------------               4333 North 30th Street
Richard J. Schaller, Sr., CEO,                              Boulder, Colorado 80301
President and Director

/s/ Neil A. Cox
---------------------------------------------
Neil A. Cox, Vice-President, Treasurer,
CFO, Secretary and Director

/s/ Richard J. Schaller, Jr.
---------------------------------------------
Richard J. Schaller, Jr., Director

TOOLTRUST CORPORATION, a Nevada corporation

/s/ Robert P. Gordon                                        Address:
---------------------------------------------               200 Beach Ave. N.E., Unit 1
Robert P. Gordon, Chairman, CEO                             St. Petersburg, FL 33701
Treasurer & Director

/s/ James Robbins
---------------------------------------------
James Robbins, President, Secretary
& Director

TOOLTRUST SHAREHOLDERS                                      No. of Shares of ToolTrust
                                                            Owned:

To be provided at Closing.


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